Exhibit 10

Series 2008 Master Note Agreement

July 1, 2008

This will confirm our understanding with respect to certain loans to be made from time to time by you to Church Loans & Investments Trust (“Church Loans”). You agree that you will not sell, pledge, assign or otherwise transfer any interest in the note or loans made hereunder without first giving Church Loans at least ten (10) days notice thereof.

Prior to maturity of the note executed pursuant to the terms and provisions hereunder, you will notify Church Loans from time to time of the maximum funds available to Church Loans for borrowing. At such times, Church Loans will confirm to you the amount of available funds which Church Loans wishes to borrow. You may at any time prior to maturity of the note make demand for full or partial repayment of the amount which may be borrowed by Church Loans. Notwithstanding anything herein to the contrary, without the written consent of Church Loans, you may not demand payment of more than $250,000.00 prior to maturity in any one thirty (30) day period. Payments received upon such demand shall be applied to the note.

Prior to the first borrowing hereunder, Church Loans will execute and deliver to you its promissory note in the form set forth and described in Exhibit “A” attached hereto and made a part hereof for all purposes, which note shall evidence the loans to be made under the terms of this agreement. On or before the 15 th of each month, Church Loans will provide you with a written recap of transactions made during the previous month for verification of outstanding amounts. Prior to any borrowing hereunder which would result in a total outstanding principal balance in excess of the maximum face amount of the note, Church Loans will deliver to you a replacement note in the principal amount sufficient to cover the total of advances made to the date of such note.

You will have the option of receiving monthly distribution of the interest or to have the interest accrued and added to the principal each month. If you elect to have the interest accrue, then it will be added to the principal amount of the note as of the first day of the month after such interest was earned and will thereafter earn interest thereon until paid to you.

All loans made by you to Church Loans under the terms of this agreement shall be unsecured.

This agreement may be terminated by either party upon not less than thirty (30) days written notice to the other party. In the event you terminate this agreement prior to maturity, then Church Loans may continue this agreement in such a manner that allows for payment to you of not more than $250,000.00 every thirty (30) days until the note is paid in full.

This lending arrangement and the Master Note executed in furtherance hereof represents one such Master Note out of the 2008 Series of Master Notes executed and issued by Church Loans. The term of the Master Note shall be for a maximum of two (2) years, however, not to extend past July 1, 2010. At such time, it will be necessary for you and Church Loans to enter into a new loan agreement and Master Note in order to continue this arrangement. However, nothing contained herein shall obligate you or Church Loans to continue the lending arrangement after the term of this Master Note agreement which terminates on July 1, 2010.

If the foregoing satisfactorily sets forth the terms and provisions of the borrowing arrangements made with you, Church Loans requests that you indicate your acceptance hereof by your signature in the space provided below.

CHURCH LOANS & INVESTMENTS TRUST

BY:                                                                    .

TITLE: President                                               .

Accepted at, the                day of                                      ,                  .

Exhibit 10

MASTER NOTE

(Series 2008)

$___________________

Amarillo, TX

ON DEMAND, and if no demand, then on July 1, 2010, for value received, the undersigned promises to pay to the order of  at Amarillo, Potter County, TX, the sum of  and No/100 Dollars ($), or so much thereof as may from time to time has been advanced under this note, with interest on the principal amount outstanding from time to time at a variable rate of interest, changing monthly on the first day of each calendar month and being one & one-fourth percent (1.25%) per annum less than the prime rate of interest as published by the Wall Street Journal, as the prime rate of interest on such date, but not in excess of the highest lawful rate and not less than three percent (3%) per annum.

Interest on this note is payable monthly as it accrues for the preceding calendar month, on the 15 th business day of each month, and at maturity.

All past due principal and interest shall bear interest at the rate of eighteen percent (18%) per annum.

Advancements of principal may be made hereunder at various times, the outstanding balance of same not to exceed at any time the face amount hereof and subject to the limitations set forth in a Series 2008 Master Note Agreement between CHURCH LOANS & INVESTMENTS TRUST and , of even date. Interest shall accrue hereunder only from the date principal amounts are advanced. Prepayments may be made at any time, without penalty, and sums prepaid may be re-borrowed.

This note is subject to the terms of the Series 2008 Master Note Agreement of even date herewith, to which reference is here made for all purposes.

Failure to pay any sum hereon when due, failure to carry out other terms hereof or any event of default under the provisions of the Series 2008 Master Note Agreement shall authorize the holder hereof, at its election, and without notice to any person liable hereunder, to declare this note immediately due and payable, and shall authorize the holder to exercise all remedies provided hereunder, under the said Series 2008 Master Note Agreement or at law.  Failure to exercise any such option granted to holder immediately after right to the same accrues shall not operate as a waiver thereof, or the default giving rise to the same.

The makers, sureties, endorsers and guarantors hereof severally waive notice of nonpayment, notice of protest, demand, presentment for payment and diligence in bringing suit against any party hereto, and consent to as many extensions of time, and for such periods of time as may be made by holder, without notice and without releasing any of their liability thereon.

If this note is placed in the hands of an attorney for collection or if collection is attempted by suit or through probate or insolvency proceedings, after default, undersigned agrees to pay all expenses of collection, including reasonable attorney’s fees.

This Master Note represents one Master Note out of the 2008 Series of Master Notes executed and issued by the undersigned.

CHURCH LOANS & INVESTMENTS TRUST

BY:                                                                  .

TITLE: President